As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-179204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATRIOT NATIONAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation or Organization)
06-1559137
(I.R.S. Employer Identification No.)
900 Bedford Street, Stamford, Connecticut 06901
(Address of Principal Executive Offices)

Patriot National Bancorp, Inc. 2020 Restricted Stock Award Plan
(Full Title of the Plan)
Robert G. Russell, Jr.
Chief Executive Officer
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, Connecticut 06901
(Name and Address of Agent for Service)
(203) 252-5900
(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
Mitchell L. Lampert, Esq.
Anna Jinhua Wang, Esq.
Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT 06901
Telephone: (203) 462-7559
Fax: (203) 462-7599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 27, 2012, the Company filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (File No. 333- 179204) (the “Registration Statement”) to register 3,000,000 shares of Common Stock issuable under the Patriot National Bancorp, Inc. 2012 Stock Plan (the “2012 Plan”). On November 1, 2020, the Board of Directors of the Company approved an amendment of the 2012 Plan and renamed it as the Patriot National Bancorp, Inc. 2020 Restricted Stock Award Plan (the “2020 Plan”), which was approved and ratified by shareholders of the Company on December 22, 2021. The 2012 Plan was amended primarily to (i) extend the termination date of such plan from December 31, 2021 to December 31, 2025; (ii) remove “non-qualified stock options” and “phantom stock units” from types of awards under the plan; and (iii) include employees, in addition to directors, as eligible persons to receive restricted stock under the plan.

On November 10, 2022, the Board of Directors approved the Amendment and Restatement of the 2020 Plan, which was approved and ratified by shareholders of the Company on December 14, 2022. The 2020 Plan was amended primarily to (i) reduce the total number of shares authorized for issuance thereunder from 3,000,000 to 400,000; and (ii) limit the maximum number of shares of Company’s Common Stock granted during a single fiscal year to any non-employee director, together with any cash fees paid to such director, to be no more than a total value of $300,000. Accordingly, the number of shares of common stock of the Company registered in this Post-Effective Amendment No. 1 to the Registration Statement is reduced to 400,000.

Because no additional securities are to be registered in this Post-Effective Amendment and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statements, no further registration fee is required.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
The Registrant will also provide, without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Registrant at 900 Bedford Street, Stamford, Connecticut 06901, Attention: Chief Executive Officer.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 29, 2023.
In addition to the foregoing, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 33-771 of the Connecticut Business Corporation Act, as amended (the “Act”), permits the indemnification of directors and other individuals as long as such individual’s behavior conforms to certain standards. Section 33-636 provides that a corporation’s certificate of incorporation may limit personal liability and make indemnification obligatory under certain circumstances.
Section VII of the Registrant’s certificate of incorporation, as amended, provides that the Registrant shall, to the fullest extent permitted under the Act, indemnify anyone that the Registrant has the power to indemnify against any expenses, liabilities or other matters referred to in or covered by the Act. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person’s right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.
The Registrant’s certificate of incorporation does not provide for indemnification for expenses, penalties or other payments incurred in an administrative proceeding instituted by a bank regulatory agency resulting in civil monetary penalties or requiring payments to the Registrant. Director liability for breach of a duty to the Registrant or its shareholders for monetary damages is limited to the amount of compensation for serving the corporation during the year of any violation, unless the breach:

•	involved a knowing and culpable violation of law;

•	enabled the director or an associate to receive an improper personal economic gain;

•	demonstrated a lack of good faith and conscious disregard for the duty;

•	constituted a sustained and unexcused pattern of inattention amounting to abdication of duty; or

•	created liability for an unlawful distribution under Section 33-757 of the Connecticut Business Corporation Act.
Section VII also stipulates that no amendment to or repeal of Section VII shall apply to the liability or alleged liability of any eligible individual with respect to any acts or missions occurring prior to such amendment or repeal.
The Registrant carries Directors’ and Officers’ insurance that covers the Registrant’s directors and officers against some liabilities they may incur when acting in their official capacities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are included or incorporated herein by reference:

Exhibit No.	Description
3.1	Certificate of Incorporation of Patriot National Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on December 1, 1999)
3.2
Certificate of Amendment of Certificate of Incorporation of Patriot National Bancorp, Inc. dated July 16, 2004 (incorporated by reference to Exhibit 3(i)(A) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on March 25, 2005)

3.3
Certificate of Amendment of Certificate of Incorporation of Patriot National Bancorp, Inc. dated June 15, 2006 (incorporated by reference to Exhibit 3(i)(B) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 14, 2006)

3.4
Certificate of Amendment of Certificate of Incorporation of Patriot National Bancorp Inc., dated October 6, 2010 (incorporated by reference to Exhibit 3.l to the Company’s Current Report Form 8-K filed on October 21, 2010)

3.5	Amended and Restated By-laws of Patriot National Bancorp Inc. (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on November 1, 2010)
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4 to Registration Statement on Form S-8 filed on January 27, 2012)
5.1	Opinion of Robinson & Cole LLP
10.1
Patriot National Bancorp, Inc. Amendment and Restatement of the 2020 Restricted Stock Award Plan (incorporated by reference to Exhibit A to the Company’s Proxy statement on Schedule 14A filed on November 10, 2022).

23.1	Consent of RSM US LLP, independent registered public accounting firm
23.2	Consent of Robinson & Cole LLP (included in Exhibit 5 hereof)
24.1	Power of Attorney (included on the signature page hereof)

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
5. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 4th day of April, 2023.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Robert G. Russell, Jr.
Robert G. Russell, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert G. Russell, Jr. and Michael A. Carrazza, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Robert G. Russell, Jr.	President and Chief Executive Officer	April 4, 2023
Robert G. Russell, Jr.	(Principal Executive Officer)

/s/ Joseph D. Perillo	Chief Financial Officer	April 4, 2023
Joseph D. Perillo	(Principal Accounting and Financial Officer)

/s/ Michael A. Carrazza	Chairman of the Board of Directors	April 4, 2023
Michael A. Carrazza

/s/ Edward N. Constantino	Director	April 4, 2023
Edward N. Constantino

/s/ Emile Van den Bol	Director	April 4, 2023
Emile Van den Bol

/s/ Michael Weinbaum	Director	April 4, 2023
Michael Weinbaum